Exhibit 99.1

MFA
FINANCIAL, INC.
350 Park Avenue
New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

May 1, 2013		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfafinancial.com

MFA Financial, Inc.

Announces First Quarter 2013 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced financial results for the first quarter ended March 31, 2013.

First Quarter 2013 and other highlights:

•                  First quarter net income per common share of $0.21 and Core Earnings (as defined below) per common share of $0.20.

•                  Book value per common share was $8.84 as of March 31, 2013, compared to $8.99 at December 31, 2012. Excluding the impact of the $0.50 per share special dividend declared March 4, 2013, book value would have increased in the quarter due primarily to continued appreciation within the Non-Agency MBS portfolio.

•                  On April 30, 2013, MFA paid its first quarter 2013 dividend of $0.22 per share of common stock to stockholders of record as of April 12, 2013.

•                  A combination of both home price appreciation and mortgage amortization has led to a decrease in the Loan-to-Value ratio (“LTV”) for many of the mortgages underlying MFA’s Non-Agency portfolio. Due to this lower LTV, MFA has reduced its estimate of future losses within its Non-Agency portfolio. As a result, in the first quarter MFA transferred $34.5 million to accretable discount from credit reserve, bringing the total transferred over the last nine (9) months to $169.6 million. This increase in accretable discount prospectively increases the yield on Non-Agency MBS and will be realized in income over the life of the assets.

For the first quarter ended March 31, 2013, MFA generated net income allocable to common stockholders of $75.0 million, or $0.21 per share of common stock.  Core Earnings for the first quarter were $72.3 million, or $0.20 per share of common stock.   “Core Earnings” is a Non-GAAP financial measure, which reflects net income excluding $1.6 million of gains on sale of MBS and U.S. Treasury securities, net and a $1.0 million increase in the fair value of the securities underlying our Linked Transactions.

Stewart Zimmerman, MFA’s Chairman of the Board and CEO, said, “MFA continues to provide stockholders with attractive returns through what we believe to be appropriately leveraged investments in both Agency and Non-Agency residential MBS.  At quarter-end our debt to equity ratio was 3.1:1.  Our Agency portfolio had an average amortized cost basis of 103.4% of par as of March 31, 2013, and generated a 2.42% yield in the first quarter.  Our Non-Agency portfolio had an average amortized cost of 73.2% of par as of March 31, 2013, and generated a loss-adjusted yield of 6.80% in the first quarter.”

“We believe MFA, an internally managed REIT, continues to be a very efficient vehicle for delivering the benefits of residential MBS investment to stockholders.  For the three months ended March 31, 2013, MFA’s costs for compensation and benefits and other general and administrative expenses were $8.5 million or an annualized 1.1% of stockholders’ equity as of March 31, 2013.”

William Gorin, MFA’s President, added, “The Fed continues to combat deflationary pressures through its monetary policy. A combination of low mortgage rates, rising multifamily rents, limited housing supply, capital flows into own-to-rent foreclosure purchases and demographic-driven U.S. household formation, has led to home price appreciation on a nationwide basis. We believe that MFA’s $1.313 billion credit reserve appropriately factors in remaining uncertainties regarding housing fundamentals and the potential impact on future cash flows.  Our Non-Agency MBS loss adjusted yield of 6.80% is based on projected defaults that are approximately twice the amount of underlying mortgage loans that are presently 60+ days delinquent. MFA’s Non-Agency MBS prices increased, on average, approximately three points in the first quarter. We believe this reflects the continued impact of a shrinking universe of seasoned Non-Agency MBS and improvement in fundamental assumptions as investors assign lower probabilities to the more pessimistic housing scenarios.”

MFA’s $5.388 billion fair market value of Non-Agency MBS had a face amount of $6.313 billion, an amortized cost of $4.619 billion and a net purchase discount of $1.694 billion at March 31, 2013.  This discount consists of a $1.313 billion credit reserve and other-than-temporary impairments and a $381.1 million net accretable discount. At March 31, 2013, MFA’s Non-Agency MBS had 2.9% average structured credit enhancement in the form of subordination (subordinated bonds which absorb losses before MFA’s Non-Agency MBS are impacted).

Prepayments for MFA’s MBS portfolio declined modestly in the first quarter. The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	First Quarter 2013 Average CPR	Fourth Quarter 2012 Average CPR
MBS Portfolio	17.34%	17.67%
Agency MBS	19.08%	19.23%
Non-Agency MBS	15.06%	15.53%

As of March 31, 2013, under its swap agreements, MFA has a weighted average fixed pay rate of interest of 2.24% and a floating receive rate of 0.21% on notional balances totaling $2.514 billion, with an average maturity of 18 months.

The following table presents MFA’s asset allocation as of March 31, 2013 and the first quarter 2013 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At March 31, 2013	Agency MBS	Non-Agency MBS (1)	MBS	Cash (2)	Other, Net (3)	Total
($ in Thousands)
Amortized Cost	$6,980,253	$4,660,606	$11,640,859	$606,587	$(200,762)	$12,046,684

Market Value	$7,153,905	$5,434,860	$12,588,765	$606,587	$(200,762)	$12,994,590
Less Repurchase Agreements	(6,338,378)	(2,189,948)	(8,528,326)	—	—	(8,528,326)
Less Multi-year Collateralized Financing Arrangements	—	(508,187)	(508,187)	—	—	(508,187)
Less Securitized Debt	—	(542,014)	(542,014)	—	—	(542,014)
Less Senior Notes	—	—	—	—	(100,000)	(100,000)
Equity Allocated	$815,527	$2,194,711	$3,010,238	$606,587	$(300,762)	$3,316,063
Less Swaps at Market Value	—	—	—	—	(50,515)	(50,515)
Net Equity Allocated	$815,527	$2,194,711	$3,010,238	$606,587	$(351,277)	$3,265,548

Debt/Net Equity Ratio (4)	7.77	x	1.48	x	3.18	x	—	—	3.09	x
For the Quarter Ended March 31, 2013
Yield on Average Interest Earning Assets	2.42%	6.80%	4.17%	0.03%	—	4.02%
Less Average Cost of Funds (5)	(1.24)	(2.45)	(1.63)	—	—	(1.63)
Senior Notes (6)	—	—	—	—	(8.03)%	(8.03)
Net Interest Rate Spread	1.18%	4.35%	2.54%	0.03%	(8.03)%	2.32%

(1)  Information presented with respect to Non-Agency MBS, related repurchase agreement borrowings and resulting totals are presented on a non-GAAP basis. Includes $46.6 million Non-Agency MBS and $34.1 million repurchase agreements underlying Linked Transactions.  The purchase of a Non-Agency MBS and contemporaneous repurchase borrowing of this MBS with the same counterparty are accounted for under GAAP as a “linked transaction.”  The two components of a linked transaction (MBS and associated borrowings under a repurchase agreement) are evaluated on a combined basis and are presented net as “Linked Transactions” on our consolidated balance sheet.

(2) Includes cash, cash equivalents and restricted cash.

(3) Includes securities obtained and pledged as collateral, interest receivable, goodwill, prepaid and other assets, borrowings under repurchase agreements of $408.6 million for which U.S. Treasury securities are pledged as collateral, interest payable, dividends payable, excise tax and interest payable and accrued expenses and other liabilities.

(4) For the Agency and Non-Agency MBS portfolio, represents the sum of borrowings under repurchase agreements, multi-year collateralized financing arrangements of $508.2 million and securitized debt as a multiple of net equity allocated.  The numerator of the total Debt/Net Equity ratio for the Company also includes borrowings under repurchase agreements of $408.6 million for which U.S. Treasury securities are pledged as collateral and Senior Notes.

(5) Average cost of funds includes interest on repurchase agreements, including the cost of swaps, and securitized debt.

(6) Includes amortization of Senior Notes issuance costs.

At March 31, 2013, MFA’s $12.589 billion of Agency and Non-Agency MBS, which includes MBS underlying Linked Transactions, were backed by hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including months to reset and three month average CPR, is presented below:

Table 3

	Agency MBS			Non-Agency MBS (1)			Total
($ in thousands)		Avg	Avg		Avg	Avg		Avg	Avg
Time to Reset	Market Value	MTR (2)	CPR (3)	Market Value	MTR (2)	CPR (3)	Market Value	MTR (2)	CPR (3)
< 2 years (4)	$1,853,840	9	20.7%	$3,124,155	3	13.6%	$4,977,995	6	16.2%
2-5 years	1,541,388	36	28.7	637,966	40	18.5	2,179,354	37	25.9
> 5 years	1,099,647	71	17.2	—	—	—	1,099,647	71	17.2
ARM-MBS Total	$4,494,875	33	22.8%	$3,762,121	10	14.5%	$8,256,996	23	19.0%
15-year fixed	$2,659,030		12.2%	$15,064		25.5%	$2,674,094		12.3%
30-year fixed	—		—	1,651,364		16.4	1,651,364		16.4
40-year fixed	—		—	6,311		13.1	6,311		13.1
Fixed-Rate Total	$2,659,030		12.2%	$1,672,739		16.4%	$4,331,769		13.9%
MBS Total	$7,153,905		19.1%	$5,434,860		15.1%	$12,588,765		17.3%

(1)  Information presented based on data available at time of loan origination.

(2)  Months to reset is the number of months remaining before the coupon interest rate resets.  At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  The months to reset do not reflect scheduled amortization or prepayments.

(3) Average CPR weighted by positions as of the beginning of each month in the quarter.

(4) Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

MFA plans to hold a conference call on Wednesday May 1, 2013 at 10:00 a.m.. (Eastern Time) to discuss its first quarter 2013 financial results. The number to dial in order to listen to the conference call is (800) 230-1085 in the U.S. and Canada. International callers must dial (612) 332-0107. A replay of the call will be available through August 1, 2013 and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code 291991. Live audio of the conference call will also be accessible over the internet at http://www.mfafinancial.com through the appropriate link on MFA’s Investor Information page. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software. An audio replay of the call will also be available on MFA’s website following the call.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowing; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income and the timing and amount of distributions to stockholders; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the Investment Company Act), including statements regarding the Concept Release issued by the SEC relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are in engaged in the business of acquiring mortgages and mortgage-related interests; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the Securities and Exchange Commission, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(In Thousands, Except Per Share Amounts)	2013	2012
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”):
Agency MBS, at fair value ($6,739,499 and $6,747,299 pledged as collateral, respectively)	$7,153,905	$7,225,460
Non-Agency MBS, at fair value ($1,851,879 and $1,602,953 pledged as collateral, respectively)	2,795,645	2,762,006
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”)	2,592,632	2,620,159
Securities obtained and pledged as collateral, at fair value	408,118	408,833
Cash and cash equivalents	601,570	401,293
Restricted cash	5,017	5,016
MBS linked transactions, net (“Linked Transactions”), at fair value	12,572	12,704
Interest receivable	42,106	44,033
Derivative hedging instruments, at fair value	324	203
Goodwill	7,189	7,189
Prepaid and other assets	33,674	30,654
Total Assets	$13,652,752	$13,517,550

Liabilities:
Repurchase agreements	$8,902,827	$8,752,472
Securitized debt	542,014	646,816
Obligation to return securities obtained as collateral, at fair value	508,187	508,827
8% Senior Notes due 2042 (“Senior Notes”)	100,000	100,000
Accrued interest payable	12,867	16,104
Derivative hedging instruments, at fair value	50,839	63,034
Dividends and dividend equivalents rights (“DERs”) payable	259,607	72,222
Payable for unsettled purchases	—	33,479
Excise tax and interest payable	5,000	7,500
Accrued expenses and other liabilities	5,863	6,090
Total Liabilities	$10,387,204	$10,206,544

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable 5,000 shares authorized; 3,840 shares issued and outstanding ($96,000 aggregate liquidation preference)	$38	$38
Common stock, $.01 par value; 895,000 shares authorized; 358,419 and 357,546 issued and outstanding, respectively	3,584	3,575
Additional paid-in capital, in excess of par	2,813,878	2,805,724
Accumulated deficit	(444,324)	(260,308)
Accumulated other comprehensive income	892,372	761,977
Total Stockholders’ Equity	$3,265,548	$3,311,006
Total Liabilities and Stockholders’ Equity	$13,652,752	$13,517,550

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(In Thousands, Except Per Share Amounts)	2013	2012
Interest Income:
Agency MBS	$42,787	$53,300
Non-Agency MBS	41,047	25,794
Non-Agency MBS transferred to consolidated VIEs	38,868	44,410
Cash and cash equivalent investments	36	19
Interest Income	$122,738	$123,523

Interest Expense:
Repurchase agreements	$34,675	$36,070
Securitized debt	3,476	4,057
Senior Notes	2,007	—
Total Interest Expense	$40,158	$40,127

Net Interest Income	$82,580	$83,396

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$(879)
Portion of loss reclassed from other comprehensive income	—	(41)
Net Impairment Losses Recognized in Earnings	$—	$(920)

Other Income, net:
Unrealized net gains and net interest income from Linked Transactions	$1,536	$7,699
Gain on sales of MBS and U.S. Treasury Securities, net	1,633	2,953
Other, net	55	—
Other Income, net	$3,224	$10,652

Operating and Other Expense:
Compensation and benefits	$5,273	$5,612
Other general and administrative expense	3,180	2,803
Operating and Other Expense	$8,453	$8,415

Net Income	$77,351	$84,713
Less: Preferred Stock Dividends	2,040	2,040
Net Income Available to Common Stock and Participating Securities	$75,311	$82,673

Earnings per Common Share - Basic and Diluted	$0.21	$0.23

Dividends Declared per Share of Common Stock	$0.72	$0.24

Reconciliations of Non-GAAP Financial Measures

This press release contains disclosures related to MFA’s Core Earnings and Core Earnings per common share, for the three months ended March 31, 2013, which constitute non-GAAP financial measures within the meaning of Regulation G as promulgated by the Securities and Exchange Commission.  MFA’s management believes that these non-GAAP financial measures presented in its press release, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core Earnings and Core Earnings per common share for the three months ended March 31, 2013 are not measures of performance in accordance with GAAP, as they exclude gain on sale of MBS and U.S. Treasury securities, net and changes in fair value of MBS underlying our Linked Transactions. Management excludes these items as it believes that they are not reflective of the underlying performance of our portfolio or the way the portfolio is managed by the Company.

MFA believes that Core Earnings and Core Earnings per share provides investors with a useful measure to assess the performance of the Company’s ongoing business and useful supplemental information to both management and investors in evaluating our financial results.  A reconciliation of the GAAP items discussed above to their non-GAAP measures for the three months ended March 31, 2013, are as follows:

Table 4

	Three Months Ended
	March 31, 2013
(In Thousands, Except Per Share Amounts)	Reconciliation	Basic and Diluted EPS
GAAP Net Income Available to Common Stock and Participating Securities	$75,311
Less: Dividends and Dividend Equivalent Rights on Participating Securities	(321)
GAAP Net Income Allocable to Common Stockholders	$74,990	$0.21
Non-GAAP Adjustments:
Gain on Sale of MBS and U.S. Treasury Securities, net	$(1,633)
Changes in Net Unrealized Gains on Linked Transactions	(1,008)
Total Adjustments to Arrive at Core Earnings	$(2,641)	$(0.01)
Core Earnings	$72,349	$0.20
Weighted Average Common Shares Outstanding - Basic and Diluted	358,110

As noted above, certain Non-Agency MBS purchases are presented as a component of Linked Transactions in MFA’s GAAP financial statements for the three months ended March 31, 2013.  In assessing the performance of the Non-Agency MBS portfolio, MFA’s management does not view these transactions as linked, but rather views the performance of the linked Non-Agency MBS and the related repurchase agreement borrowings as it would any other Non-Agency MBS that is not part of a linked transaction.  Consequently, MFA considers that these non-GAAP financial measures assist investors in analyzing the performance of MFA’s Non-Agency MBS in the same way that MFA’s management assesses such assets.  However, as noted above, these non-GAAP financial measures do not take into account the effect of the changes in fair value of MBS underlying Linked Transactions and gains on sale of MBS and U.S. Treasury Securities, net which are reflected in GAAP earnings.